Exhibit 99.1

Investors and Media

Christopher Oltmann

(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Third Quarter 2015 Results

Moorpark, CA, November 4, 2015 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $38.8 million, or $0.49 per diluted share, for the third quarter of 2015, on net investment income of $90.8 million. PMT previously announced a cash dividend for the third quarter of 2015 of $0.47 per common share of beneficial interest, which was declared on September 21, 2015 and paid on October 29, 2015.

Third Quarter 2015 Highlights

Financial results:

•	Diluted earnings per common share of $0.49, up 36 percent from the prior quarter
•	Net income of $38.8 million, up 38 percent from the prior quarter
•	Net investment income of $90.8 million, up 30 percent from the prior quarter
•	Book value per share of $20.52, up from $20.39 at June 30, 2015
•	Return on average equity of 10 percent, up from 7 percent for the prior quarter[1]
•	Purchased $16 million in PMT common shares, or 11% of the $150 million authorized under the previously announced share repurchase program

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1 Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

1

Investment activities and correspondent production results:

•	Mortgage servicing rights (MSR) and excess servicing spread (ESS) investments, related to $94.1 billion in unpaid principal balance (UPB), grew to $842 million at September 30, 2015

o	Added $53 million in new MSR investments resulting from correspondent production activities
o	Invested $84 million in ESS on mini-bulk and flow acquisitions of Agency MSRs acquired by PennyMac Financial Services, Inc. (NYSE: PFSI) relating to $10.0 billion in UPB
•	Completed $40 million investment from initial credit risk transfer transaction with Fannie Mae on $1.2 billion of PMT’s production and launched a second transaction expected to total $4.0 billion of PMT’s production[2]

“PMT’s third quarter earnings were consistent with our expectations from the present investment portfolio and benefited from improved performance in our distressed loan investments, correspondent production, and our interest rate sensitive strategies,” said Stanford L. Kurland, PMT's Chairman and Chief Executive Officer. “We completed our first investment in a GSE credit risk transfer on PMT’s loan production and launched a second transaction with Fannie Mae which we expect to complete in early 2016. PMT’s access to these types of unique and organically sourced mortgage-related investments further distinguishes it from other mortgage REITs. We also deployed capital in repurchasing our common shares at prices that we believe represent an attractive investment opportunity for PMT.”

PMT reported pretax income of $45.1 million for the quarter ended September 30, 2015, compared to pretax income of $25.1 million in the second quarter of 2015.

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2 Although definitive documentation has been executed, this credit risk transfer transaction is subject to continuing due diligence and customary closing conditions, including required regulatory approvals. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

2

The following table presents the components of net investment income by asset:

	Quarter ended September 30, 2015
	Net gain
	(loss) on	Interest	Total
	investments	income	revenue
Assets:	(in thousands)
Short-term investments	$–	$115	$115
Mortgage-backed securities	3,224	2,614	5,838
Mortgage loans:
At fair value	31,909	24,364	56,273
Held by variable interest entity	1,609	5,598	7,207
Asset-backed secured financing	(3,940)	–	(3,940)
	(2,331)	5,598	3,267
Acquired for sale at fair value	13,884	20,704	34,588
Total mortgage loans	43,462	50,666	94,128
Excess spread investment	(7,844)	8,026	182
Other	–	17	17
	$38,842	$61,438	$100,280

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended September 30, 2015
	Investment	Correspondent
	Activities	Production	Consolidated
	(in thousands)
Net investment income:
Net interest income
Interest income	$47,690	$13,748	$61,438
Interest expense	31,390	6,370	37,760
	16,300	7,378	23,678
Net loan servicing fees	20,791	–	20,791
Net gain on mortgage loans acquired for sale	–	13,884	13,884
Net gain on investments	24,958	–	24,958
Other investment income	(1,691)	9,154	7,463
	60,358	30,416	90,774
Expenses:

Loan Fulfillment, Servicing and Management fees payable to PennyMac Financial Services, Inc.	16,664	18,367	35,031
Other	8,760	1,876	10,636
	25,424	20,243	45,667
Pretax income	$34,934	$10,173	$45,107

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Investment Activities Segment

The Investment Activities segment generated pretax income of $34.9 million on revenues of $60.4 million in the third quarter, compared to $19.9 million on revenues of $47.0 million in the second quarter. Net gain on investments totaled $25.0 million in the third quarter, compared to $22.6 million in the second quarter. Net gain on investments for the third quarter included valuation gains on distressed loans and mortgage-backed securities (MBS) totaling $35.1 million, partially offset by losses of $10.2 million related to ESS and mortgage loans held by a variable interest entity, net of valuation gains on the related asset-backed secured financing.

Net interest income earned on PMT’s investments in distressed loans, ESS, MBS and mortgage loans held by a variable interest entity increased to $40.6 million, a 16 percent increase from the second quarter. Interest income from distressed loans includes capitalized interest from loan modifications, which increases interest income and tends to reduce loan valuation gains, totaling $14.8 million. Other components of interest income include $8.0 million from ESS and $7.0 million on loans delivered into PMT’s initial credit risk transfer transaction before sale to Fannie Mae.

Net loan servicing fees were $20.8 million in the third quarter, up from $13.0 million in the second quarter. The higher income was driven by strong hedge results which offset fair value losses and provisioning for impairment on MSRs; these hedging activities are intended to manage PMT’s net exposure across all interest rate strategies.

A decline in mortgage rates during the quarter resulted in valuation losses on ESS and MSRs and impairment provisioning due to higher projected prepayment activity. ESS and MSR valuation losses were partially offset by recapture income payable to PMT for prepayment activity during the quarter totaling $2.4 million and $0.7 million, respectively. When prepayments result in a refinancing by PFSI, PMT generally benefits from recapture income.

Other investment losses were $1.7 million, compared to a $13 thousand gain in the second quarter, driven by higher property preservation expenses and servicing advances related to PMT’s growing inventory of real estate owned (REO) properties.

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During the third quarter, PMT completed the acquisition of a $40.0 million security from its initial credit risk transfer transaction with Fannie Mae. The security represents an investment in the credit risk related to $1.2 billion of conventional conforming loans from PMT’s correspondent production business. PMT also entered into a second credit risk transfer transaction with Fannie Mae related to $4.0 billion of loans that is expected to be completed in early 2016.

Segment expenses were $25.4 million in the third quarter, down from $27.1 million in the second quarter due to declines in activity-based special servicing fees and management fees.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $31.9 million in the third quarter, compared to $30.1 million in the second quarter. Of the gains in the third quarter, $2.9 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

The following schedule details the realized and unrealized gains on mortgage loans:

	Quarter ended
	September 30, 2015	June 30, 2015
	(in thousands)
Valuation changes:
Performing loans	$6,007	$3,308
Nonperforming loans	23,051	23,867
	29,058	27,175
Gain on payoffs	2,911	2,628
Gain (loss) on sales	(60)	265
	$31,909	$30,068

In the third quarter, the portfolios of performing and nonperforming loans increased in fair value by $6.0 million and $23.1 million, respectively. Valuation gains benefited from higher actual home prices versus prior forecasts, partially offset by a reduction in the outlook for future home price appreciation. Additionally, improving home prices increased the expected realization value of certain properties transitioning from foreclosure to REO status during the third quarter. Expectations for home price appreciation in PMT’s distressed loan portfolio over the next twelve months are 3.9%, unchanged from June 30, 20153.

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3 Weighted average twelve-month projected housing price index change.

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The distressed loan portfolio also experienced valuation gains resulting from improvement in observed market prices for reperforming loans during the quarter as well as improved payment history of the reperforming loans owned by PMT.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $39.9 billion in UPB compared to $37.1 billion at June 30, 2015. Servicing fee revenue of $25.5 million was reduced by $11.3 million for amortization. Impairment and fair value changes totaled $13.1 million for the third quarter, which were offset by $19.1 million of gains on hedging derivatives. These impacts resulted in net loan servicing revenue of $20.8 million, up from $13.0 million in the second quarter.

The following schedule details the net loan servicing fees:

	Quarter ended
	September 30, 2015	June 30, 2015
	(in thousands)
Net loan servicing fees
Servicing fees (1)	$25,500	$25,887
MSR recapture fee receivable from PFSI	670	–
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(11,334)	(9,987)
Provision for impairment	(7,845)	7,082
Gain on sale	4	–
Carried at fair value - change in fair value	(5,267)	6,307
Gains on hedging derivatives	19,063	(16,272)
	(5,379)	(12,870)
Net loan servicing fees	$20,791	$13,017

(1) Includes contractually specified servicing revenue.

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Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and an ongoing investment in MSRs. For the quarter ended September 30, 2015, PMT’s Correspondent Production segment generated pretax income of $10.2 million, versus $5.2 million in the second quarter. Revenues totaled $30.4 million, up 34 percent from the second quarter, driven by higher net gains on loans acquired for sale and an increase in loan acquisition volumes which resulted in higher loan origination fee revenue and net interest income.

Through its correspondent production activities in the third quarter, PMT acquired $14.4 billion in UPB of loans and issued IRLCs totaling $13.6 billion, compared to $11.9 billion and $14.4 billion, respectively, in the second quarter. Of the correspondent acquisitions, conventional conforming and jumbo volumes totaled $4.1 billion, and government insured or guaranteed volumes totaled $10.3 billion compared to $3.6 billion and $8.3 billion, respectively, in the second quarter.

Net gain on mortgage loans acquired for sale totaled $13.9 million in the third quarter compared to $11.2 million last quarter. Segment revenues in the third quarter also included $9.1 million of loan origination fees and net interest income of $7.4 million. The third quarter results reflect a robust mortgage origination market primarily driven by continued low mortgage rates, in addition to increased market share for PMT’s correspondent production business resulting from successful execution of its growth initiatives.

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The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	September 30, 2015	June 30, 2015
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$52,814	$32,176
Provision for representation and warranties	(1,833)	(1,419)
Cash investment (1)	(28,689)	(32,505)
Fair value changes of pipeline, inventory and hedges	(8,408)	12,923
	$13,884	$11,175

(1) Includes cash hedge expense

Segment expenses increased 15 percent quarter-over-quarter to $20.2 million, primarily due to higher loan fulfillment fee expense resulting from the 14 percent increase in conventional loan acquisition volumes. The weighted average fulfillment fee rate in the third quarter was 43 basis points, unchanged from the prior quarter.

Management Fees and Taxes

Management fees decreased by one percent from the second quarter to $5.7 million. There were no incentive fees for the third quarter as a result of PMT’s financial performance over the four-quarter period for which incentive fees are calculated.

PMT recorded a provision for income tax of $6.3 million in the third quarter, versus an income tax benefit of $3.0 million in the second quarter.

Mr. Kurland concluded, “PMT’s improved financial performance in the third quarter reflects our focus on maximizing returns from existing investments and deploying capital in unique mortgage-related strategies. We are allocating capital to investments in mortgage servicing rights, GSE credit risk transfers and other mortgage-related securities as opportunities for investing in distressed mortgage loans are diminished. We believe that these strategies will also improve the predictability of PMT’s earnings and drive increased shareholder value over time.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Wednesday, November 4, 2015.

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About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc. Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

.	September 30, 2015	June 30, 2015	September 30, 2014
	(in thousands except share data)
ASSETS
Cash	$89,303	$114,698	$46,487
Short-term investments	31,518	32,417	37,452
Mortgage-backed securities at fair value pledged to secure securities sold under agreements to repurchase and Federal Home Loan Bank advances	315,599	287,626	267,885
Mortgage loans acquired for sale at fair value	1,050,296	2,213,874	688,850
Mortgage loans at fair value	2,637,730	2,730,820	2,561,911
Excess servicing spread purchased from PennyMac Financial Services, Inc.	418,573	359,102	187,368
Derivative assets	16,806	13,950	10,344
Real estate acquired in settlement of loans	353,563	324,278	275,185
Real estate held for investment	4,448	1,544	–
Mortgage servicing rights	423,095	394,737	345,848
Servicing advances	79,528	78,347	59,325
Due from PennyMac Financial Services, Inc.	9,050	9,342	4,311
Other assets	162,722	116,639	119,847
Total assets	$5,592,231	$6,677,374	$4,604,813
LIABILITIES
Assets sold under agreements to repurchase	$2,864,032	$3,500,569	$2,416,686
Federal Home Loan Bank advances	183,000	138,400	–
Mortgage loan participation and sale agreement	61,078	70,612	–
Credit risk transfer financing at fair value	–	649,120	–
Notes payable	192,332	192,352	–
Note payable to PennyMac Financial Services, Inc.	150,000	52,526	–
Asset-backed secured financing of the variable interest entity at fair value	234,287	151,489	166,841
Exchangeable senior notes	244,805	244,559	250,000
Derivative liabilities	2,786	6,818	1,889
Accounts payable and accrued liabilities	67,086	75,967	80,493
Due to PennyMac Financial Services, Inc.	17,220	16,245	21,420
Income taxes payable	42,702	36,706	66,208
Liability for losses under representations and warranties	18,473	16,714	13,235
Total liabilities	4,077,801	5,152,077	3,016,772
SHAREHOLDERS' EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 73,792,435, 74,811,922 and 74,139,570 common shares	738	748	741
Additional paid-in capital	1,468,739	1,483,389	1,470,189
Retained earnings	44,953	41,160	117,111
Total shareholders' equity	1,514,430	1,525,297	1,588,041
Total liabilities and shareholders' equity	$5,592,231	$6,677,374	$4,604,813

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PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
.	September 30, 2015	June 30, 2015	September 30, 2014
	(in thousands, except earnings per share)
Investment Income
Net interest income:
Interest income	$61,438	$45,333	$41,236
Interest expense	37,760	29,739	22,020
	23,678	15,594	19,216
Net loan servicing fees	20,791	13,017	10,533
Net gain on mortgage loans acquired for sale	13,884	11,175	9,509
Loan origination fees	9,135	7,279	6,447
Net gain on investments	24,958	22,614	70,390
Results of real estate acquired in settlement of loans	(4,221)	(1,806)	(11,926)
Other	2,549	1,892	2,361
Net investment income	90,774	69,765	106,530
Expenses
Expenses payable to PennyMac Financial Services, Inc.:
Loan fulfillment fees	17,553	15,333	15,497
Loan servicing fees (1)	11,736	12,136	12,325
Management fees	5,742	5,779	9,623
Professional services	1,759	1,662	1,927
Compensation	1,550	1,389	1,843
Other	7,327	8,378	7,384
Total expenses	45,667	44,677	48,599
Income before provision (benefit) from income taxes	45,107	25,088	57,931
Provision (benefit) from income taxes	6,295	(2,983)	2,982
Net income	38,812	28,071	54,949

Earnings per share
Basic	$0.51	$0.37	$0.74
Diluted	$0.49	$0.36	$0.69
Weighted-average shares outstanding
Basic	74,681	74,683	74,140
Diluted	83,411	83,480	82,832

(1)	Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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